Exhibit 10.1

March 4, 2016

VIA EMAIL (m_gorton@comcast.net)

AND UNITED PARCEL SERVICE

Mark D. Gorton

155 Willis Avenue

Seekonk, Massachusetts 02771

Dear Mark:

We are pleased to present to you the following offer of employment with Lighting Science Group Corporation, a Delaware corporation (the “Company”).

1.	Start Date: Your employment by the Company will commence on Monday, March 28, 2016 (your actual first day of employment, the “Commencement Date”).

2.

Position, Responsibilities & Duties: You will be employed as the Company’s Executive Vice President and Chief Financial Officer, and will report to me in my capacity as the Company’s Chief Executive Officer, or my designee. In your role as Executive Vice President and Chief Financial Officer, you shall perform such duties and responsibilities as specified by me, as well as all other customary duties and responsibilities associated with such position. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties to the Company, and shall engage in no other outside professional activities without the prior written consent of the Company. Notwithstanding the foregoing, it shall not be a violation of your employment to (a) serve on industry, trade, civic, professional or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements, or (c) manage personal investments, so long as such activities are in compliance with Company policies and do not interfere with the performance of your duties and responsibilities as an employee of the Company

3.

Base Compensation: You will be paid a bi-weekly salary of $8,076.92 (the “Base Salary”, which, if annualized, would be equal to $210,000), which Base Salary will be subject to standard payroll deductions and all required withholdings.

4.

Incentive Plan: You may also be eligible, subject to prior approval of the Company’s Board of Directors or its Compensation Committee, to receive an annual discretionary bonus (subject to appropriate withholdings and deductions) in an amount up to Twenty Percent (20%) of your Base Salary; fifty percent (50%) of which bonus would be paid in cash, and fifty percent (50%) of which would be paid in shares of restricted common stock of the Company or options to purchase such common stock, all as determined by the Company’s Chief Executive Officer and/or Board of Directors, in their respective sole and absolute discretion. Notwithstanding the forgoing, to be eligible to receive any such discretionary bonus, you must be employed by the Company on the date any such bonus is paid.

5.

Stock Options: You will be eligible to participate in the Company’s stock option program, the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”). Within ten (10) days of your Commencement Date, you will be granted an incentive stock option to purchase up to Seven Hundred Fifty Thousand (750,000) shares of the Company’s common stock, at an exercise price equal to the fair market value per share on the grant date. This stock option grant will vest, and become exercisable, over a 4-year period, with 187,500 options vesting on each of the first four (4) annual anniversaries of the grant date, and will be subject to the terms and conditions of the Plan and the stock option award agreement with respect to the grant.  Details of the stock option will be set forth in the stock option agreement, which will be provided to you on or prior to the grant date. This grant is subject to final approval by the Compensation Committee of the Board of Directors.

1350 Division Road, Suite 102 | West Warwick, Rhode Island 02893

321.779.5520

www.lsgc.com

To:           Mark D. Gorton

March 4, 2016

6.	Benefits:

(a)

Medical, Vacation etc. The Company currently offers a comprehensive package of benefits for you and your qualified dependents, including medical, dental, vision and life insurance options, which benefits will be effective as of your first day of employment. Additionally, you are eligible for paid sick leave and paid holidays. You will be eligible to accrue twenty (20) days of paid vacation per year of employment. Additional details regarding benefits will be provided by the Company’s Human Resources department in due course.

(b)

401(k) Plan. During your employment with the Company, you will be eligible to participate in the Company’s 401(k) savings and retirement plan (under which the Company will annually match up to six percent (6%) of your contributions, without any vesting conditions). Your eligibility for, and participation in, this 401(k) plan shall be on the same terms and subject to the same conditions as other employees of the Company.

(c)	Amendments. The Company reserves the right to amend any of its benefits, plans or programs at any time.

7.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form within three (3) business days of your Commencement Date.

8.

Additional Terms and Conditions of Employment: The Company requires its employees to sign and comply with its standard Employment Terms and Conditions, including terms and conditions concerning confidentiality, assignment of inventions and works of authorship, non-competition and non-solicitation, and non-recruitment. These additional standard Employment Terms and Conditions will be presented to you for your review, consideration and signature in due course and must be signed within ten (10) days of receipt by you. All offers of employment are contingent upon the results of our reference and background check process.

9.

At Will Employment: Your employment with the Company will be at-will. This means that either you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment or employment for a definite term. Notwithstanding the foregoing, it is expected that you would provide the Company with not less than six (6) weeks’ prior written notice in the event of your voluntary resignation of your employment with the Company.

1350 Division Road, Suite 102 | West Warwick, Rhode Island 02893

321.779.5520

www.lsgc.com

To:           Mark D. Gorton

March 4, 2016

If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me by no later than close of business on Friday, March 11, 2016.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, concerning the offer of employment to you by the Company, and this letter comprises the complete agreement between you and the Company concerning the offer of employment to you by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me at 321.779.5544.

I look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Ed Bednarcik

Ed Bednarcik

CEO

Lighting Science Group Corporation

I accept the terms of this offer letter for employment with Lighting Science Group Corporation. I acknowledge and agree that this offer letter summarizes the compensation and other benefits to be provided to me by the Company only, does not constitute a contract for employment or a guarantee of employment for a definite term, and that my employment with the Company will be at-will. I also understand that my employment with the Company is subject to the other conditions set forth in this letter.

I also hereby represent and warrant to the Company that (i) in accepting this offer of employment, I am not relying on any oral statements or representations made by any officer, director, employee or other representative of the Company, and (ii) I am not bound by any non-competition agreement with any former employer or any other person that would in any way adversely affect my ability to accept this offer of employment or carry out my responsibilities with the Company.

/s/ Mark D. Gorton	March 4, 2016

Mark D. Gorton	Date

1350 Division Road, Suite 102 | West Warwick, Rhode Island 02893

321.779.5520

www.lsgc.com